Exhibit 99(b)


                       Consent of Independent Auditors

We consent to the incorporation by reference in the Registration
Statements (Form S-8 No. 33-36791) pertaining to the Luby's Cafeterias, Inc. Management Incentive Stock Plan, (Form No. 1.333-70315) pertaining to the Luby's Incentive Stock Plan, (Form No. 33-10559) pertaining to the Luby's Cafeterias, Inc. Performance Unit Plan, and (Form S-8 No. 333-19283) pertaining to the Luby's Cafeterias Savings and Investment Plan of Luby's Cafeterias, Inc. of our report dated October 5, 1999, with respect to the consolidated financial statements of Luby's, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended August 31, 1999.


                                                          ERNST & YOUNG LLP


San Antonio, Texas
November 23, 1999